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                                                                    Exhibit 99.5


To Our Clients:

         We are sending this letter because we hold shares of Transmedia Network Inc. common stock for you. Transmedia Network Inc. has commenced an offering to stockholders of record on October 6, 1999 of non-transferable rights ("Rights") to subscribe for and purchase a new series of its convertible preferred stock, $.10 par value per share (the "Series A Preferred Shares").

         As described in the enclosed Prospectus, you will receive one Right for every 3.218 shares of common stock carried by us in your account as of the Record Date. Each Right will entitle you to subscribe for and purchase from Transmedia one Series A Preferred Share (the "Basic Subscription Privilege") at $2.41 per share (the "Subscription Price"). If you exercise all of your Rights, you will also have the right to subscribe for, at the Subscription Price, additional Series A Preferred Shares (the "Oversubscription Privilege") that have not been purchased by other holders of Rights pursuant to their Basic Subscription Privileges (the "Excess Shares"). If you elect to exercise the Oversubscription Privilege, you must do so concurrently with your exercise of the Basic Subscription Privilege. If the number of Excess Shares is not sufficient to satisfy all subscriptions pursuant to the Oversubscription Privilege, the Excess Shares will be allocated pro rata among those Rights holders exercising the Oversubscription Privilege.

         We have enclosed your copy of the (1) Prospectus and (2) Instructions as to Use of Subscription Certificates. The materials enclosed are being forwarded to you as the beneficial owner of common stock carried by us in your account but not registered in your name. Exercises of Rights may be made only by us as the registered holder of Rights and pursuant to your instructions. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any Series A Preferred Shares to which you are entitled pursuant to the terms and conditions set forth in the enclosed Prospectus and Instructions.

         You should forward your instructions to us as promptly as possible to permit us to exercise Rights on your behalf in accordance with the terms of the Rights Offering. The Rights Offering will expire at 5:00 p.m. Eastern Standard Time on October 22, 1999, unless extended by Transmedia (the "Expiration Time"). Any exercise of the Basic Subscription or Oversubscription Privilege may not be revoked.

         If you wish to have us, on your behalf, exercise Rights to purchase any Series A Preferred Shares to which you are entitled, please so instruct us by completing, executing and returning to us the instruction form on the reverse side of this letter. IF WE DO NOT RECEIVE COMPLETE WRITTEN INSTRUCTIONS, WE WILL NOT EXERCISE YOUR RIGHTS, AND YOUR RIGHTS WILL EXPIRE WITHOUT VALUE.

         ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE OFFERING SHOULD BE DIRECTED TO AMERICAN STOCK TRANSFER & TRUST COMPANY.



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                                  INSTRUCTIONS

         The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the offering of non-transferable rights ("Rights") to purchase shares of Series A Preferred Stock, $.10 par value per share (the "Series A Preferred Shares") of Transmedia Network Inc.

         This will instruct you whether to exercise Rights to purchase the Series A Preferred Shares distributed with respect to the shares of common stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus and the related Instructions as to Use of Subscription Certificates.

         1. Please DO NOT EXERCISE RIGHTS for Series A Preferred Shares.

         2. Please EXERCISE RIGHTS for Series A Preferred Shares as set forth below:


            Basic Subscription: __________________ _ x $2.41 per share = $___________________
                                (number of shares)

            Oversubscription Privilege: __________________ x $2.41 per share = $_____________
                                        (number of shares)

            Total Payment Required = $ ________________

            Payment Enclosed: $________________________

            Please deduct payment from the following account maintained by you as follows:

            Type of Account ______________________  Account No. ________________

            Amount to be Deducted: $______________


-------------------------------------
Signature(s)

Please type or print name(s) below

__________________________________               Date: ___________________, 1999

__________________________________